Exhibit 5.1

[Letterhead of Davis Polk & Wardwell LLP]

September 19, 2011

SAIC, Inc.

1710 SAIC Drive

McLean, Virginia 22102

Ladies and Gentlemen:

We have acted as special counsel to SAIC, Inc. (the “Company”) and Science Applications International Corporation (the “Guarantor”), both Delaware corporations, in connection with the Company’s offer (the “Exchange Offer”) to exchange $450,000,000 aggregate principal amount of its 4.450% Notes due 2020 (along with the related guarantees, the “New 2020 Notes”) for any and all of its outstanding 4.450% Notes due 2020 (along with the related guarantees, the “Old 2020 Notes”) and $300,000,000 aggregate principal amount of its 5.950% Notes due 2040 (along with the related guarantees, the “New 2040 Notes” and together with the New 2020 Notes, the “New Notes”) for any and all of its outstanding 5.950% Notes due 2040 (along with the related guarantees, the “Old 2040 Notes” and together with the Old 2020 Notes, the “Old Notes”), pursuant to a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on the date hereof. The Old Notes were issued and the New Notes are to be issued under an Indenture dated as of December 20, 2010 among the Company, the Guarantor and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Indenture”), as may be supplemented from time to time.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Upon the basis of the foregoing, we are of the opinion that the New Notes of each series, when duly executed, authenticated and delivered in exchange for the Old Notes of the applicable series in accordance with the terms of the Indenture and the Exchange Offer, will constitute valid and binding obligations of the Company and the Guarantor enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

The statements included in the Registration Statement under the caption “Material United States Tax Consequences Of The Exchange Offer,” insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, in our opinion, fairly and accurately summarize the matters referred to therein in all material respects.

We are members of the Bars of the States of California and New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer and further consent to the reference to our name under the caption “Validity of New Notes and Related Guarantee” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

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